Exhibit 99.1

Sun Hydraulics Q1 Earnings Jump to $0.57 on Strong Sales,

Q2 Outlook Reflects Continuing Momentum

SARASOTA, FLA, May 9, 2011 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the first quarter 2011 as follows:

(Dollars in millions except net income per share)

	April 2, 2011	April 3, 2010	Increase

Three Months Ended
Net Sales	$50.7	$31.6	60%
Net Income	$9.8	$3.3	197%
Net Income per share:
Basic	$0.57	$0.20	185%
Diluted	$0.57	$0.20	185%

“The capital goods environment has rebounded and is in a strong growth phase right now,” reported Allen Carlson, Sun Hydraulics’ president and CEO. “Sun is enjoying solid top line growth, which is translating into great operational results. Gross margins in the quarter were 39% with operating margins at 27%. More importantly, though difficult to quantify, we believe we continue to gain market share across all segments.”

“Sun participated in two tradeshows in March and April – the IFPE/CONEXPO show in Las Vegas and the Hanover Power Transmission Fair in Hanover, Germany,” Carlson stated. “We introduced our new Series 4 Plus cartridges, which expand our flow capacity and are cost-effective alternatives for expensive, legacy industrial valves. The mood at both shows was upbeat, with a high energy level among both exhibitors and attendees.”

“The rapid upturn in this business cycle has gained momentum in 2011 and we continue to be able to meet the higher level of demand,” Carlson said. “The recent PMI at 60.4 signals continuing strength of the recovery. Right now, all indicators point to a widespread capital goods expansion.”

“We continue to be watchful of both our capability and capacity,” added Carlson. “Capital expenditures for the year are estimated to be approximately $10 million. Our current capacity is sufficient for the business levels we expect throughout 2011. However, we recognize that additional capacity may be required as the expansion of this business cycle and our market share gains continue.”

Outlook

Second quarter 2011 revenues are expected to be approximately $53 million, up approximately 35% compared to the same period last year. Earnings per share are estimated to be $0.57 to $0.60 compared to $0.36 last year.

Webcast

Sun Hydraulics Corporation will broadcast its Q1 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 10, 2011. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing (800) 334-8065 and using 8120753 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended April 2, 2011, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 1, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	April 2, 2011	April 3, 2010
	(unaudited)	(unaudited)

Net sales	$50,703	$31,605

Cost of sales	30,761	21,485

Gross profit	19,942	10,120

Selling, engineering and administrative expenses	6,031	5,156

Operating income	13,911	4,964

Interest income, net	(163)	(137)
Foreign currency transaction gain, net	(54)	(27)
Miscellaneous income, net	(289)	(20)

Income before income taxes	14,417	5,148

Income tax provision	4,647	1,837

Net income	$9,770	$3,311

Basic net income per common share	$0.57	$0.20

Weighted average basic shares outstanding	17,032	16,942

Diluted net income per common share	$0.57	$0.20

Weighted average diluted shares outstanding	17,068	16,977

Dividends declared per share	$0.200	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 2, 2011	January 1, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,591	$33,206
Restricted cash	137	131
Accounts receivable, net of allowance for doubtful accounts of $81 and $82	20,143	16,399
Inventories	11,984	10,773
Income taxes receivable	—	1,154
Deferred income taxes	446	446
Marketable securities	12,532	11,614
Other current assets	3,222	2,556

Total current assets	93,055	76,279

Property, plant and equipment, net	52,981	53,127
Other assets	1,466	2,628

Total assets	$147,502	$132,034

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,613	$3,348
Accrued expenses and other liabilities	4,025	5,250
Income taxes payable	3,148	—
Dividends payable	1,537	1,531

Total current liabilities	14,323	10,129

Deferred income taxes	5,690	5,684
Other noncurrent liabilities	1,463	1,197

Total liabilities	21,476	17,010

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	46,948	44,001
Retained earnings	77,494	71,141
Accumulated other comprehensive income	1,567	(135)

Total shareholders’ equity	126,026	115,024

Total liabilities and shareholders’ equity	$147,502	$132,034

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended
	April 2, 2011	April 3, 2010
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$9,770	$3,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,689	1,732
(Gain) loss on disposal of assets	(139)	1
Provision for deferred income taxes	6	(16)
Allowance for doubtful accounts	(1)	(9)
Stock-based compensation expense	402	286
Stock options income tax benefit	—	(23)
(Increase) decrease in:
Accounts receivable	(3,743)	(4,409)
Inventories	(1,211)	(1,079)
Income taxes receivable	1,154	1,485
Other current assets	(667)	(601)
Other assets	(296)	485
Increase (decrease) in:
Accounts payable	2,265	823
Accrued expenses and other liabilities	1,187	—
Taxes payable	3,148	60
Other noncurrent liabilities	266	25

Net cash provided by operating activities	13,830	2,071

Cash flows from investing activities:
Proceeds from sale of joint venture	1,451	—
Capital expenditures	(1,111)	(668)
Proceeds from dispositions	140	—
Purchases of marketable securities	(1,989)	(6,260)
Proceeds from sale of marketable securities	1,059	3,199

Net cash used in investing activities	(450)	(3,729)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	28
Proceeds from stock issued	133	98
Dividends to shareholders	(3,411)	(1,527)
Stock options income tax benefit	—	23

Net cash used in financing activities	(3,278)	(1,378)

Effect of exchange rate changes on cash and cash equivalents	1,289	(641)

Net increase (decrease) in cash and cash equivalents	11,391	(3,677)

Cash and cash equivalents, beginning of period	33,337	30,446

Cash and cash equivalents, end of period	$44,728	$26,769

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$339	$331
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$2,412	$—

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated

Three Months Ended April 2, 2011
Sales to unaffiliated customers	$30,467	$6,023	$7,188	$7,025	$—	$50,703
Intercompany sales	9,489	—	52	376	(9,917)	—
Operating income	9,976	941	1,740	1,206	48	13,911
Depreciation	1,292	25	99	241	—	1,657
Capital expenditures	896	122	45	48	—	1,111

Three Months Ended April 3, 2010
Sales to unaffiliated customers	$18,970	$4,192	$4,699	$3,744	$—	$31,605
Intercompany sales	5,097	—	53	338	(5,488)	—
Operating income	2,870	626	1,117	336	15	4,964
Depreciation	1,328	22	111	251	—	1,712
Capital expenditures	566	64	5	33	—	668

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200